Exhibit 10.3
FIRST AMENDMENT TO THE
AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF CYRUSONE LP
This FIRST AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CYRUSONE LP, dated as of February 18, 2019 (this “Amendment”), is being executed by CyrusOne GP, a Maryland statutory trust (the “General Partner”), as the general partner of CyrusOne LP, a Maryland limited partnership (the “Partnership”), pursuant to the authority conferred on the General Partner by the Amended and Restated Agreement of Limited Partnership of CyrusOne LP, dated as of May 2, 2016 (as amended and/or supplemented from time to time and including all the exhibits thereto, the “Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.
WHEREAS, the General Partner desires to amend the Agreement to provide for the issuance by the Partnership of Partnership Units designated as “LTIP Units.”
NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendment.
(a)The definition of “Designated Individual” is hereby added to Article 1 of the Agreement as follows:
““Designated Individual” has the meaning set forth in Section 10.4.A hereof.”
(b)Subsection (ii)(1) of the definition of “Gross Asset Value” in Article I of the Agreement is hereby amended to replace the existing text with the following:
“(1)    the acquisition of an interest in the Partnership (including, without limitation, acquisitions pursuant to Section 4.2 hereof or contributions or deemed contributions by the General Partner pursuant to Section 4.2 hereof) by a new or existing Holder in exchange for more than a de minimis Capital Contribution or in exchange for services provided to or for the benefit of the Partnership in a partner capacity or in anticipation of becoming a Partner, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Holders;”
(c)The following text is hereby added after subsection (ii)(v) of the definition of “Gross Asset Value” in Article I of the Agreement as flush language to subsection (ii) of the definition of “Gross Asset Value” in Article I of the Agreement:
“provided, however, that an adjustment pursuant to subparagraphs (ii)(1) (but only with respect to contributions or deemed contributions by the General Partner or Special Limited Partner), (2), (3), or (4) shall not be required more often than once per calendar quarter and shall occur in connection with the first such event in such calendar quarter (but with respect to contributions or deemed contributions by the General Partner or Special Limited Partner, only if 3,000 or more Partnership Units are issued to the General Partner or Special Limited Partner in exchange for such contribution or deemed contribution).”

(d)The definition of “Imputed Underpayment Amount” is hereby added to Article 1 of the Agreement as follows:
““Imputed Underpayment Amount” has the meaning set forth in Section 10.4.D hereof.”
(e)The definition of “Partnership Audit Rules” is hereby added to Article 1 of the Agreement as follows:
““Partnership Audit Rules” means Subchapter C of Chapter 63 of Subtitle F of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and any successor statutes thereto or the Treasury Regulations or other authoritative guidance promulgated thereunder.”
(f)The definition of “Partnership Representative” is hereby added to Article 1 of the Agreement as follows:
““Partnership Representative” has the meaning set forth in Section 10.4.A hereof.”
(g)Subsection 6.2.A(ii) in Article 6 of the Agreement is hereby amended to replace the existing text with the following:
“(ii)    subject to the terms of any Partnership Unit Designation, remaining Net Income will be allocated to the Holders of Partnership Common Units in accordance with their respective Percentage Interests at the end of each Partnership Year;”
(h)Subsection 10.3 in Article 10 of the Agreement is hereby amended to add the following after the last sentence of such subsection:
“The provisions of this Section 10.3 are not applicable to any taxable years subject to the Partnership Audit Rules.”
(i)A new Subsection 10.4 of Article 10 of the Agreement is hereby added in its entirety as follows:
“Section 10.4    Partnership Representative.
A.    The General Partner is hereby designated to serve as the “partnership representative” with respect to the Partnership, as provided in Section 6223(a) of the Partnership Audit Rules (the “Partnership Representative”). For each taxable year in which the Partnership Representative is an entity, the Partnership shall appoint the “designated individual” identified by the Partnership Representative to act on behalf of the Partnership Representative in accordance with the applicable Treasury Regulations (the “Designated Individual”). Each Partner expressly consents to such designations and agrees that it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.
B.    The Partnership Representative shall have the sole authority to act on behalf of the Partnership in connection with and make all relevant decisions regarding application of the Partnership Audit Rules, including, but not limited to, any elections under the Partnership Audit Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any proceeding before the IRS.

C.    The Partners agree to cooperate in good faith to timely provide information requested by the Partnership Representative as needed to comply with the Partnership Audit Rules, including, without limitation, to make any elections available to the Partnership under the Partnership Audit Rules. Each Partner agrees that, upon request of the Partnership, such Partner shall take such actions as may be necessary or desirable (as determined by the Partnership Representative) to (i) allow the Partnership to comply with the provisions of Section 6226 of the Partnership Audit Rules so that any “partnership adjustments” (as defined in Section 6241(2) of the Partnership Audit Rules) are taken into account by the Partners and former Partners rather than the Partnership; (ii) use the provisions of Section 6225(c) of the Partnership Audit Rules including, but not limited to, filing amended tax returns with respect to any “reviewed year” (within the meaning of Section 6225(d)(1) of the Partnership Audit Rules) or using the alternative procedure to filing amended returns to reduce the amount of any partnership adjustment otherwise required to be taken into account by the Partnership or (iii) otherwise allow the Partnership and its Partners to address and respond to any matters arising under the Partnership Audit Rules.
D.    Notwithstanding other provisions of this Agreement to the contrary, if any partnership adjustment is determined with respect to the Partnership, the Partnership Representative may cause the Partnership to elect pursuant to Section 6226 of the Partnership Audit Rules to have such adjustment passed through to the Partners for the year to which the adjustment relates (i.e., the “reviewed year” within the meaning of Section 6225(d)(1) of the Partnership Audit Rules). In the event that the Partnership Representative has not caused the Partnership to so elect pursuant to Section 6226 of the Partnership Audit Rules, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Partnership Audit Rules) or partnership adjustment that does not give rise to an “imputed underpayment” shall be apportioned among the Partners of the Partnership for the taxable year in which the adjustment is finalized in such manner as shall permit (as determined by the Partnership Representative in good faith), to the maximum extent possible, the tax and economic consequences of the imputed underpayment or other partnership adjustment and any associated interest and penalties (any such amount, an “Imputed Underpayment Amount”) to be borne by the Partners based upon their interests in the Partnership for the reviewed year. Imputed Underpayment Amounts also shall include any imputed underpayment within the meaning of Section 6225 of the Partnership Audit Rules paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Partnership holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Partnership bears the economic burden of such amounts, whether by law or contract.
E.    Each Partner agrees to indemnify and hold harmless the Partnership from and against any liability with respect to such Partner’s share of any tax deficiency paid or payable by the Partnership that is allocable to the Partner as determined in accordance with the second to last sentence of paragraph (D) above with respect to an audited or reviewed taxable year for which such Partner was a partner in the Partnership. The obligations set forth in this paragraph (E) shall survive the termination of any Partner’s interest in the Partnership, the termination of this Agreement and/or the termination, dissolution, liquidation or winding up of the Partnership, and shall remain binding on each Partner for the period of time necessary to resolve with the IRS (or any other applicable taxing authority) all income tax matters relating to the Partnership and for Partners to satisfy their indemnification obligations, if any, pursuant to this Section 10.4. Any obligation of a Partner pursuant to this paragraph (E) shall be implemented through withholding distributions otherwise payable to such Partner as determined in accordance with Article 5; provided however, that, at the written request of the Partnership Representative, each Partner or former Partner may be required to contribute to the Partnership such Partner’s Imputed Underpayment Amount imposed on and paid by the Partnership; provided further, that if a Partner or former Partner individually directly pays, pursuant to the Partnership Audit Rules, any such Imputed Underpayment Amount, then such payment shall reduce any such withholding of distributions or required capital contribution of such Partner or former Partner. Any amount withheld from distributions pursuant to this paragraph (E) shall be treated as an amount distributed to such Partner or former Partner for all purposes under this Agreement.
F.    All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Partnership (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable, except to the extent the Partnership Representative or Designated Individual is determined to have performed its duties in the manner described in the final sentence of this paragraph F), and the Partnership shall reimburse the Partnership Representative or Designated Individual, as applicable, for all such costs and expenses. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor the Designated Individual shall be liable to the Partnership, any Partner or any Affiliate thereof for any costs or losses to any persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 10.4; provided, however, that the Partnership Representative may be so liable if it or the Designated Individual has engaged in (i) willful breach of any provision of this Section 10.4 or (ii) fraud, gross negligence or willful misconduct, in each case with regard to its performance of its duties pursuant to this Section 10.4.”
(j)Subsection 10.4 in Article 10 of the Agreement is hereby redesignated as Subsection 10.5 of Article 10 of the Agreement.
(k)Subsection 10.5 in Article 10 of the Agreement is hereby redesignated as Subsection 10.6 of Article 10 of the Agreement.
(l)Subsection 10.6 in Article 10 of the Agreement is hereby redesignated as Subsection 10.7 of Article 10 of the Agreement.
(m)The Agreement is hereby amended by the addition of a new exhibit, entitled “Exhibit C,” in the form attached hereto, which shall be attached to and made a part of the Agreement.
2.Miscellaneous. Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.
GENERAL PARTNER:
CYRUSONE GP
By:    CyrusOne Inc., trustee

By:	/s/ Robert M. Jackson Name: Robert M. Jackson Title: EVP, General Counsel & Secretary

EXHIBIT C: PARTNERSHIP UNIT DESIGNATION OF THE LTIP UNITS OF CYRUSONE LP

1.	Issuance and Designation.
A class of Partnership Units is hereby designated as “LTIP Units,” and the number of LTIP Units that may be issued is not limited by the Agreement. From time to time, the General Partner is authorized to issue LTIP Units to Persons providing services to or for the benefit of the Partnership for such consideration or for no consideration as the General Partner may determine to be appropriate and on such terms and conditions as shall be established by the General Partner, and admit such Persons as Limited Partners in accordance with the Agreement. LTIP Units may be issued in one or more classes, or one or more series of any such classes, bearing such relationship to one another as to allocations, distributions and other rights as the General Partner shall determine in its sole and absolute discretion, subject to Maryland law and the Agreement. Except to the extent that a capital contribution is made with respect to an LTIP Unit, each LTIP Unit is intended to qualify as a profits interest in the Partnership within the meaning of the Code, the Regulations, and any published guidance by the IRS with respect thereto. A Person (other than an existing Partner) who is issued LTIP Units in exchange for no consideration shall be admitted to the Partnership as an additional Limited Partner upon the satisfactory completion of the requirements for admission of an Additional Limited Partner pursuant to Section 12.2.A(i) through (iii) of the Agreement.

2.	Definitions.
Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement, as modified by this Partnership Unit Designation and the defined terms used herein. For purposes of this Partnership Unit Designation, the following terms shall have the respective meanings ascribed below:
“Adjustment Events” has the meaning set forth in Section 8 hereof.
“Agreement” means the Amended and Restated Agreement of Limited Partnership of CyrusOne LP, as amended, supplemented or restated from time to time.
“Assignee” means a Person to whom one or more LTIP Units have been Transferred in a manner permitted under the Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5 of the Agreement.
“Capital Account Limitation” has the meaning set forth in Section 7(b) hereof.
“Catch-Up Date” means, for any LTIP Unit that initially has a Sharing Percentage that is less than 100%, the date (if any) on which such Sharing Percentage increases to 100%.
“Catch-Up Year” means, for any LTIP Unit that initially has a Sharing Percentage that is less than 100%, the Partnership Year in which its Catch-Up Date occurs; provided, however, that if the Catch-Up Date occurs after the end of any Partnership Year but prior to the distribution of Available Cash for the fourth quarter of such Partnership Year, the “Catch-Up Year” shall be such Partnership Year.
“Constituent Person” has the meaning set forth in Section 7(f) hereof.

“Conversion Date” means (i) in the case of a conversion of LTIP Units pursuant to Section 7(a), the date for conversion set forth in the Conversion Notice delivered pursuant to Section 7(b), and (ii) in the case of a Forced Conversion, the date for conversion as determined by the General Partner.
“Conversion Notice” means a notice in the form attached hereto as Annex I.
“Conversion Right” has the meaning set forth in Section 7(a) hereof.
“Economic Capital Account Balance” means, with respect to a holder of LTIP Units, its Capital Account balance, plus the amount of its share of any Partner Minimum Gain or Partnership Minimum Gain, in either case, to the extent attributable to its ownership of LTIP Units.
“Effective Date” means February 18, 2019.
“Eligible Unit” means, as of the time any Liquidating Gain is available to be allocated to an LTIP Unit, an LTIP Unit to the extent, since the date of issuance of such LTIP Unit, such Liquidating Gain when aggregated with other Liquidating Gains realized since the date of issuance of such LTIP Unit exceeds Liquidating Losses realized since the date of issuance of such LTIP Unit.
“Equity Plan” means any stock or other equity-based compensation plan now or hereafter adopted by the Partnership, the General Partner or the Special Limited Partner, including the Plan.
“Forced Conversion” has the meaning set forth in Section 7(c) hereof.
“Liquidating Gains” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon liquidation of the Partnership), including but not limited to Net Income realized in connection with an adjustment of Gross Asset Value of any Partnership asset pursuant to clause (ii) of the definition of “Gross Asset Value” in the Agreement.
“Liquidating Losses” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon liquidation of the Partnership), including but not limited to Net Loss realized in connection with an adjustment of Gross Asset Value of any Partnership asset pursuant to clause (ii) of the definition of “Gross Asset Value” in the Agreement.
“LTIP Agreement” means a Vesting Agreement, the Plan or any applicable Equity Plan or other compensatory arrangement or incentive program pursuant to which LTIP Units are issued.
“LTIP Unit” means a Partnership Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Partnership Unit Designation, and any LTIP Agreement applicable thereto.
“Market Value” means, as of any determination date and with respect to any share of stock:
1.if the shares are listed or admitted to trading on any securities exchange, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, in either case as reported in the principal consolidated transaction reporting system;

2.if the shares are not listed or admitted to trading on any securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or
3.if the shares are not listed or admitted to trading on any securities exchange, and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported;
provided, however, that, if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Market Value of the shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate; provided, further, that the General Partner is authorized to adjust the market price for any trading day as may be necessary, in its judgment, to reflect an event that occurs at any time after such day that would unfairly distort the Market Value, including, without limitation, a stock dividend, split, subdivision, reverse stock split, or share combination.
“Partnership” means CyrusOne LP, a Maryland limited partnership.
“Plan” means the CyrusOne Restated 2012 Long Term Incentive Plan, as amended from time to time.
“Proposed Section 83 Safe Harbor Regulation” has the meaning set forth in Section 13 hereof.
“Redemption Threshold” means a threshold that will be met with respect to one or more LTIP Units if, when and to the extent such LTIP Units have satisfied the Capital Account Limitation.
“REIT Share Economic Target” means, as of any date, the Market Value of a REIT Share on such date, multiplied by the Adjustment Factor.
“Section 83 Safe Harbor” has the meaning set forth in Section 13 hereof.
“Sharing Percentage” means, with respect to any LTIP Unit, such percentage, if any, that is specified as such in the Vesting Agreement or other documentation pursuant to which such LTIP Unit was issued.
“Special Limited Partner” means CyrusOne Inc., a Maryland corporation.
“Transaction” has the meaning set forth in Section 7(f) hereof.
“Unvested LTIP Units” has the meaning set forth in Section 3(a) hereof.
“Vested LTIP Units” has the meaning set forth in Section 3(a) hereof.
“Vesting Agreement” has the meaning set forth in Section 3(a) hereof.

3.	Vesting.
(a)    Vesting, Generally. LTIP Units may, in the sole and absolute discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on Transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole and absolute discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the Plan or any other Equity Plan, if applicable. LTIP Units that were fully vested when issued, or that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement, are referred to as “Vested LTIP Units”; all other LTIP Units are referred to as “Unvested LTIP Units.”
(b)    Forfeiture. Unless otherwise specified in the relevant LTIP Agreement, upon the occurrence of any event specified in such LTIP Agreement as resulting in either the right of the Partnership to repurchase LTIP Units at a specified purchase price or the forfeiture of any LTIP Units, if the Partnership exercises such right to repurchase or upon the occurrence of the event causing forfeiture in accordance with the applicable LTIP Agreement, then the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the applicable LTIP Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions payable to holders of such LTIP Units as of a record date prior to the effective date of the forfeiture. Except as otherwise provided in the Agreement (including without limitation Section 4(d) hereof) or any LTIP Agreement, in connection with the repurchase or forfeiture of any holder’s LTIP Units, the balance of such holder’s Capital Account that is attributable to such holder’s LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 4(c) hereof, calculated with respect to such holder’s remaining LTIP Units, if any.

4.	Allocations.
(a)    General. Except as otherwise provided in the Agreement or the relevant LTIP Agreement, holders of LTIP Units shall be allocated Net Income, Net Loss and depreciation and amortization expenses of the Partnership in amounts per LTIP Unit equal to the respective amounts allocated per Partnership Common Unit; provided, however, that for any LTIP Unit that initially has a Sharing Percentage that is less than 100%, (i) until the Catch-Up Year (if any) for such LTIP Unit, the amounts so allocated with respect to such LTIP Unit shall be equal to the product of such Sharing Percentage and the amount that would otherwise be allocable with respect to such LTIP Unit pursuant to this Section 4(a), and (ii) in the Catch-Up Year (if any) for such LTIP Unit, the amounts so allocated with respect to such LTIP Unit shall be equal to the respective amounts allocated per Partnership Common Unit. The allocations provided by the preceding sentence shall be subject to Section 6.3B of the Agreement and any special allocations required by Section 4(b) or Section 4(c) hereof. The General Partner is authorized in its sole and absolute discretion to delay or accelerate the participation of the LTIP Units in allocations of Net Income, Net Loss and depreciation and amortization expenses of the Partnership under this Section 4(a), or to adjust the allocations made under this Section 4(a), so that the ratio of (i) the total amount of Net Income, Net Loss and depreciation and amortization expenses of the Partnership allocated with respect to each LTIP Unit in any taxable year, to (ii) the total amount distributed with respect to that LTIP Unit for such taxable year, is more nearly equal to the ratio of (i) the Net Income, Net Loss and depreciation and amortization expenses of the Partnership allocated with respect to the Partnership Common Units for such taxable year, to (ii) the amounts distributed with respect to the Partnership Common Units for such taxable year.
(b)    Special Allocations with Respect to LTIP Units in a Catch-Up Year. In the Catch-Up Year (if any) for any LTIP Unit that initially has a Sharing Percentage that is less than 100%, (i) Net Income, Net Loss and depreciation and amortization expenses of the Partnership allocable under Article 6 of the Agreement to holders of Partnership Common Units shall be recomputed after giving effect to the special allocations with respect to such LTIP Unit under clause (ii) of this Section 4(b), and (ii) the holder of such LTIP Unit shall be specially allocated an amount of Net Income, Net Loss and depreciation and amortization expenses of the Partnership equal to the excess of (x) the respective cumulative amounts allocated per Partnership Common Unit during the period from the date of issuance of such LTIP Unit through the end of the Partnership Year immediately prior to the Catch-Up Year, over (y) the respective cumulative amounts actually allocated with respect to such LTIP Unit pursuant to Section 4(a) during such period. Such special allocation shall be in addition to any amounts allocated to the holder of such LTIP Unit pursuant to Section 4(a).
(c)    Special Allocations of Liquidating Gains with Respect to LTIP Units. If Liquidating Gains are allocated under this Section 4(c), Net Income, Net Loss and depreciation and amortization expenses of the Partnership allocable under Article 6 of the Agreement to holders of Partnership Common Units shall be recomputed without regard to the Liquidating Gains so allocated. After giving effect to the special allocations set forth in Section 6.3.B of the Agreement and Section 4(d) hereof, and notwithstanding the provisions of Section 6.2 of the Agreement, any Liquidating Gains shall first be allocated to the holders of Eligible Units until the Economic Capital Account Balance of each such holder, to the extent attributable to such holder’s ownership of Eligible Units, is equal to (i) the REIT Share Economic Target, multiplied by (ii) the number of such holder’s Eligible Units, it being understood that Liquidating Gains shall be so allocated only to the extent each such Eligible Unit is eligible to be allocated Liquidating Gains. Except as otherwise provided in any LTIP Agreement, any such allocations shall be made among the holders of Eligible Units in proportion to the amounts required to be allocated to each under this Section 4(c). The parties agree that the intent of this Section 4(c) is to make the Capital Account balances of the holders of LTIP Units, to the extent attributable to their LTIP Units, economically equivalent (on a per-unit basis) to the Market Value of a REIT Share on the date as of which such special allocation pursuant to this Section 4(c) is being made, multiplied by the Adjustment Factor, but only to the extent the Partnership has recognized cumulative net gains with respect to its assets since the issuance of the relevant LTIP Unit. The allocations set forth in this Section 4(c) shall be taken into account for determining the Capital Account of each Partner, including for purposes of Section 6.3.C of the Agreement.
(d)    Forfeiture Allocations. Upon a forfeiture of any Unvested LTIP Units by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Regulations promulgated after the Effective Date to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).

5.	Distributions.
(a)    Operating Distributions. Except as otherwise provided in the Agreement or the relevant LTIP Agreement, holders of LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, regular, special, extraordinary or other distributions (other than distributions upon or pursuant to the liquidation of the Partnership) which may be made from time to time, in an amount per LTIP Unit equal to the amount of any such distributions that would have been payable to such holders if the LTIP Units had been Partnership Common Units (if applicable, assuming such LTIP Units were held for the entire period to which such distributions relate); provided, that if any LTIP Unit has a Sharing Percentage then in effect that is less than 100%, the holder of such LTIP Unit will only be entitled to receive such distributions in an amount equal to the product of the Sharing Percentage for such LTIP Unit and the amount that would otherwise be distributable with respect to such LTIP Unit pursuant to this Section 5(a).
(b)    Liquidating Distributions. Each holder of LTIP Units shall also be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions upon liquidation of the Partnership in an amount equal to the positive balance of such holder’s Capital

Account as of the date of liquidation (after taking into account any allocations pursuant to the liquidation) to the extent attributable to the ownership of such LTIP Units as set forth in Section 13.2 of the Agreement.
(c)    Distributions Generally. Distributions on the LTIP Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner. Absent a contrary determination by the General Partner, the payment and record dates for distributions on LTIP Units shall be the same as the payment and record dates for the corresponding distribution on the Partnership Common Units. A holder of LTIP Units will only be entitled to distributions with respect to an LTIP Unit as set forth in this Exhibit C and, in making distributions pursuant to Section 5.1 of the Agreement, the General Partner of the Partnership shall take into account the provisions of this Section 5.

6.	Redemption.
Holders of LTIP Units shall not be entitled to the Redemption right provided for in Section 15.1 of the Agreement, unless, until and to the extent such LTIP Units have been converted into Partnership Common Units.

7.	Conversion to Partnership Common Units.
(a)    A holder of LTIP Units that is a Qualifying Party shall have the right (the “Conversion Right”), at such holder’s option, at any time to convert all or a portion of such holder’s Vested LTIP Units into Partnership Common Units, taking into account all adjustments (if any) made pursuant to Section 8 hereof; provided, however, that a Qualifying Party may not exercise the Conversion Right for less than five hundred (500) Vested LTIP Units or, if such Qualifying Party holds less than five hundred (500) Vested LTIP Units, all of the Vested LTIP Units held by such Qualifying Party that are not subject to the limitation on conversion under Section 7(b) hereof. Qualifying Parties shall not have the right to convert Unvested LTIP Units into Partnership Common Units until they become Vested LTIP Units; provided, however, that when a Qualifying Party is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such Qualifying Party may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the Qualifying Party, shall be accepted by the Partnership subject to such condition. In all cases, the conversion of any LTIP Units into Partnership Common Units shall be subject to the conditions and procedures set forth in this Section 7.
(b)    A Qualifying Party may convert Vested LTIP Units into an equal number of Partnership Common Units, giving effect to all adjustments (if any) made pursuant to Section 8 hereof; provided, however, that in no event may a Qualifying Party convert a number of Vested LTIP Units that exceeds (x) the Economic Capital Account Balance of such Qualifying Party that is attributable to such Qualifying Party’s ownership of LTIP Units, divided by (y) the REIT Share Economic Target, in each case, determined as of a date on which satisfaction of the Redemption Threshold is being determined (the “Capital Account Limitation”). In order to exercise the Conversion Right, a Qualifying Party shall deliver a Conversion Notice to the Partnership not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Conversion Notice. A Conversion Notice shall be provided in the manner provided in Section 15.2 of the Agreement. Each Qualifying Party seeking to convert Vested LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 7 shall be free and clear of all liens. For purposes of the definition of “Twelve-Month Period” in the Agreement, any holder of LTIP Units that have been converted to Partnership Common Units shall be deemed to have acquired such Partnership Common Units when such LTIP Units were acquired. A holder of LTIP Units that is a Qualifying Party may deliver a Notice of Redemption pursuant to Section 15.1 of the Agreement relating to the Partnership Common Units to be received upon conversion of LTIP Units in advance of the Conversion Date; provided, however, that the Redemption of such Partnership Common Units shall not take place until on or after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to enable a Qualifying Party that satisfies the Twelve-Month Period to effect a Redemption of the Partnership Common Units received upon conversion of Vested LTIP Units simultaneously with such conversion, with the further consequence that, if the Special Limited Partner elects to assume the Partnership’s redemption obligation with respect to such Partnership Common Units under Section 15.1 of the Agreement by delivering to such Qualifying Party REIT Shares rather than cash, then such Qualifying Party can receive such REIT Shares simultaneously with the conversion of such Vested LTIP Units into Partnership Common Units. The General Partner shall cooperate with a Qualifying Party to coordinate the timing of the different events described in the foregoing sentence.
(c)    The Partnership, at any time, may elect to cause any number of Vested LTIP Units to be converted (a “Forced Conversion”) into an equal number of Partnership Common Units, giving effect to all adjustments (if any) made pursuant to Section 8 hereof; provided, however, that the Partnership may not cause a Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of the holder thereof pursuant to Section 7(b) hereof.
(d)    A conversion of Vested LTIP Units shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such holder of LTIP Units, as of which time such holder of LTIP Units shall be credited on the books and records of the Partnership as of the opening of business on the next day with the number of Partnership Common Units into which such LTIP Units were converted. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such holder of LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Partnership Common Units and remaining LTIP Units, if any, held by such person immediately after such conversion. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 7 and such Limited Partner shall be bound by the exercise of such rights by the Assignee.
(e)    For purposes of making future allocations under Section 4(c) hereof and applying the Capital Account Limitation, if any LTIP Units are converted into Partnership Common Units, the portion of the Economic Capital Account Balance of the holder of such LTIP Units that is treated as attributable to such holder’s LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the REIT Share Economic Target, determined as of the relevant Conversion Date.
(f)    If the Partnership or the Special Limited Partner shall be a party to any transaction (including without limitation a merger, consolidation, conversion, statutory share exchange, sale of all or substantially all of the Partnership’s or the Special Limited Partner’s assets or other business combination or reorganization, but excluding any Adjustment Event, in each case, as a result of which Partnership Common Units shall be exchanged for or converted into the right, or the holders shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Transaction”)), then the General Partner shall, immediately prior to the Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or the portion thereof attributable to the Partnership, as determined by the General Partner in good faith, or if applicable, at a value for the Partnership assets determined by the General Partner in good faith using the value attributed to the Partnership Common Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction). In anticipation of such Forced Conversion and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of LTIP Units to be afforded the right to receive in connection with such Transaction in consideration for the

Partnership Common Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of Partnership Common Units, assuming such holder is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of Partnership Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction, the General Partner shall give prompt written notice to each holder of LTIP Units of such opportunity, and shall use commercially reasonable efforts to afford each holder of LTIP Units the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Partnership Common Units in connection with such Transaction. If a holder of LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of Partnership Common Units would receive if such holder of Partnership Common Units failed to make such an election. Subject to the rights of the Partnership and the General Partner under any LTIP Agreement, the Partnership shall use commercially reasonable efforts to cause the terms of any Transaction to be consistent with the provisions of this Section 7(f) and to enter into an agreement with the successor or acquiring entity, as the case may be, for the benefit of any holder of LTIP Units that will not be converted into Partnership Common Units in connection with the Transaction that will (i) contain provisions enabling the Qualifying Parties that remain outstanding after such Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Partnership Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement, including this Exhibit C, for the benefit of the holder of LTIP Units.
(g)    No conversion of LTIP Units into Partnership Common Units shall occur if, based on the advice of the Partnership’s counsel or accounting firm, the Partnership believes there is a material risk that such conversion could (i) result in the Partnership’s being treated as an association taxable as a corporation, (ii) adversely affect the ability of the Special Limited Partner to continue to qualify as a REIT or subject the Special Limited Partner to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or cause the Partnership to fail to qualify for a safe harbor from such treatment which the Partnership desires to preserve.

8.	Adjustments.
The Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Partnership Common Units for conversion, distributions, allocations and other purposes, including without limitation complying with the following procedures; provided, that the foregoing is not intended to alter (a) differences as a result of a Sharing Percentage that is less than 100%, (b) the special allocations pursuant to Section 4 hereof, or (c) differences between distributions to be made with respect to LTIP Units and Partnership Common Units pursuant to Section 13.2 of the Agreement and Section 5(b) hereof in the event that the Capital Accounts attributable to the LTIP Units are less than those attributable to Partnership Common Units due to insufficient special allocations pursuant to Section 4(c) hereof or related provisions. If an Adjustment Event (as defined below) occurs, then the General Partner shall take any action reasonably necessary, including any amendment to the Agreement or update to the Register adjusting the number of outstanding LTIP Units or subdividing or combining outstanding LTIP Units, to maintain a one-for-one conversion and economic equivalence ratio between Partnership Common Units and LTIP Units. The following shall be “Adjustment Events”: (i) the Partnership makes a distribution on all outstanding Partnership Common Units in Partnership Units, (ii) the

Partnership subdivides the outstanding Partnership Common Units into a greater number of units or combines the outstanding Partnership Common Units into a smaller number of units, or (iii) the Partnership issues any Partnership Units in exchange for its outstanding Partnership Common Units, or the Partnership Common Units are otherwise converted into or reclassified as Partnership Units of any other class or series, by way of a reclassification or recapitalization of its Partnership Common Units. If more than one Adjustment Event occurs, any adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units to the Special Limited Partner or the General Partner in respect of a capital contribution to the Partnership. If the Partnership takes an action affecting the Partnership Common Units other than actions specifically described above as “Adjustment Events,” and in the opinion of the General Partner such action would require an action to maintain the one-to-one correspondence described above, the General Partner shall have the right to take such action, to the extent permitted by law, the Plan and by any other applicable Equity Plan or other compensatory arrangement or incentive program pursuant to which LTIP Units are issued, in such manner and at such time as the General Partner, in its sole and absolute discretion, may determine to be reasonably appropriate under the circumstances. If an amendment is made to the Agreement adjusting the number of outstanding LTIP Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after the filing of such certificate, the Partnership shall mail a notice to each holder of LTIP Units setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment. Any adjustment to the number of outstanding LTIP Units pursuant to this Section 8 shall be binding on the Partnership and every Limited Partner.

9.	Status of Reacquired Units.
All LTIP Units that have been issued and reacquired in any manner by the Partnership shall be no longer outstanding.

10.	General.
The General Partner shall amend the Register from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, the LTIP Units. Unless the General Partner determines otherwise, LTIP Units shall not be certificated.

11.	Voting Rights.
Limited Partners holding LTIP Units shall have the same voting rights as Limited Partners holding Partnership Common Units, and, except as provided in the next sentence, shall in all cases vote together as a single class with the Partnership Common Units and have one vote per LTIP Unit, and holders of LTIP Units shall not be entitled to approve, vote on or consent to any other matter. The General Partner is authorized to amend or modify this Partnership Unit Designation and any other provisions of the Agreement that apply to LTIP Units or holders thereof, without the approval, vote or consent of any Limited Partner; provided that if any such amendment, or modification would materially and adversely affect any right, privilege or voting power of the LTIP Units or the holders of LTIP Units as such, such amendment, or modification shall not be effected without the affirmative vote of the holders of at least a majority of the LTIP Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), unless such amendment, or modification has an equal or proportionate effect on the rights, privileges or voting powers of the holders of Partnership Common Units; but subject, in any event, to the following provisions: (i) with respect to any Termination Transaction, so long as the LTIP Units are treated in accordance with Section 11.7 of the Agreement, the consummation of such Termination Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the holders of LTIP Units as such; and (ii) any creation or issuance of any Partnership Units or of any class or series of Partnership Interest, including without limitation additional Partnership Units or LTIP Units, whether ranking senior to, junior to, or on a parity with the LTIP Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up of the Partnership, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the holders of LTIP Units as such. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding LTIP Units shall have been converted into Partnership Common Units.

12.	Restrictions on Transfer.
Subject to the terms of any Vesting Agreement, LTIP Units are subject to the same restrictions on transfer, and the holders of LTIP Units shall be entitled to the same rights of transfer, as are applicable to Partnership Common Units as set forth in the Agreement.

13.	Section 83 Safe Harbor.
Each Partner authorizes the General Partner to elect to apply the safe harbor (the “Section 83 Safe Harbor”) set forth in proposed Regulations Section 1.83-3(l) and proposed Internal Revenue Service Revenue Procedure published in Notice 2005-43 (together, the “Proposed Section 83 Safe Harbor Regulation”) (under which the fair market value of a Partnership Interest that is Transferred in connection with the performance of services is treated as being equal to the liquidation value of the interest), or in similar Regulations or guidance, if such Proposed Section 83 Safe Harbor Regulation or similar Regulations are promulgated as final or temporary Regulations. If the General Partner determines that the Partnership should make such election, the General Partner is hereby authorized to amend the Agreement without the consent of any other Partner to provide that (i) the Partnership is authorized and directed to elect the Section 83 Safe Harbor, (ii) the Partnership and each of its Partners (including any Person to whom a Partnership Interest, including an LTIP Unit, is Transferred in connection with the performance of services) will comply with all requirements of the Section 83 Safe Harbor with respect to all Partnership Interests Transferred in connection with the performance of services while such election remains in effect, and (iii) the Partnership and each of its Partners will take all actions necessary, including providing the Partnership with any required information, to permit the Partnership to comply with the requirements set forth or referred to in the applicable Regulations for such election to be effective until such time (if any) as the General Partner determines, in its sole and absolute discretion, that the Partnership should terminate such election. The General Partner is further authorized to amend the Agreement to modify Article 6 of the Agreement to the extent the General Partner determines in its sole and absolute discretion that such modification is necessary or desirable as a result of the issuance of any applicable law, Regulations, notice or ruling relating to the tax treatment of the transfer of Partnership Interests in connection with the performance of services. Notwithstanding anything to the contrary in the Agreement, each Partner expressly confirms that it will be legally bound by any such amendment.

ANNEX I
TO EXHIBIT C
NOTICE OF CONVERSION OF LTIP UNITS

To:	CyrusOne LP c/o CyrusOne GP 2101 Cedar Springs Road, Suite 900 Dallas, Texas 75201 Attention: Investor Relations
The undersigned holder of LTIP Units hereby irrevocably elects to convert the number of LTIP Units in CyrusOne LP (the “Partnership”) set forth below into Partnership Common Units in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of CyrusOne LP, dated as of May 2, 2016, as amended or supplemented from time to time (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Partnership Unit Designation of the LTIP Units. The undersigned hereby represents, warrants, and agrees that: (i) the undersigned holder of LTIP Units has, and at the Conversion Date will have, good, marketable and unencumbered title to such LTIP Units, free and clear of the rights or interests of any other person or entity; (ii) the undersigned holder of LTIP Units has, and at the Conversion Date will have, the full right, power and authority to convert such LTIP Units as provided herein; and (iii) the undersigned holder of LTIP Units has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such conversion.
Name of Holder:
Dated:
Number of LTIP Units to be converted:
Conversion Date:

(Signature of Holder)

(Street Address)

(City)    (State)    (Zip Code)

C-I-1